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                                  EXHIBIT 2(a)
                                  ------------

                    Purchase and Assumption Agreement, dated
                     August 28, 1996, between Richland Trust
                        Company and Peoples National Bank




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                        PURCHASE AND ASSUMPTION AGREEMENT
                        ---------------------------------



         THIS PURCHASE AND ASSUMPTION AGREEMENT ("Agreement") is entered into this 28th day of August, 1996, by and between Richland Trust Company, headquartered in Mansfield, Ohio, an Ohio corporation ("Buyer"), and Peoples National Bank, headquartered in Wooster, Ohio, a federally chartered commercial bank ("Seller").


                               W I T N E S S E T H


         WHEREAS, Buyer wishes to purchase certain assets and assume certain liabilities of all five of the Mansfield, Ohio and Shelby, Ohio branch offices of Seller (the "Branches"); and

         WHEREAS, Seller and Buyer intend to apply to all necessary and appropriate State and Federal regulatory authorities, and make such other applications that might be required by law and regulation for permission and approval for Buyer to purchase certain assets and assume certain deposit account liabilities of Seller, and to take over and service these liabilities and assets as those of Buyer, all in accordance with the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:


SECTION 1.  PURCHASE AND SALE OF ASSETS

         Seller shall sell, convey, assign and transfer to Buyer and Buyer shall purchase from Seller at the Closing (as defined in Section 4.1) all of Seller's rights, title and interest in and to the following assets (paragraphs (a) through (h) below, the "Assets"):

         (a) The real estate located at Mansfield Downtown Office, 127 Park Avenue West, Mansfield, Ohio 44901; Shelby Downtown Office, 43 West Main Street, Shelby, Ohio 44875; and Shelby Mansfield Road Office, 155 Mansfield Avenue, Shelby, Ohio 44875 which locations now house the owned Branches;

         (b) The existing leases for the two leased Branches, copies of which are attached hereto as Exhibit A;

         (c) All right, title and interest of Seller in and to all furniture, trade fixtures (including without limitation, all leasehold improvements), and all tangible property owned by Seller, located and used at the Branches including but

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                  not limited to that property described in Exhibit B (the
                  "Personal Property"), subject only to those exceptions also noted in that Exhibit;

         (d) All right, title and interest of Seller in and to the safe deposit boxes and business located at the Branches and all contracts and other agreements related thereto as of the close of business on the Closing Date (subject to the allocation of the safe deposit box rental payments);

         (e) All loans, if any, described in Exhibit C (the "Loans") which are acceptable to Buyer as of the Closing Date, it being understood that listed Loans not rejected by Buyer in writing at or prior to the Closing shall be deemed accepted by Buyer (which transfer shall be made without any reserve for possible loan losses). The Loans are being transferred to Buyer without recourse to Seller, and Seller disclaims all warranties and representations with respect to the Loans not specifically set forth in this Agreement and which may be implied by law or otherwise, including without limitation, all warranties as to the credit-worthiness of the borrowers and any guarantors and the value of any collateral. Notwithstanding anything in the preceding sentence to the contrary, Seller represents and warrants to Buyer that with respect to each of the Loans, any signature of an obligor or guarantor on any note, evidence of indebtedness, security instrument or other document associated therewith is the true signature of such obligor or guarantor; that with respect to each such Loan, no defense of any party to the Loan or any note, evidence of indebtedness, security instrument or other document associated therewith is good against Seller, and that each such Loan is properly secured by the collateral indicated, if any, in the documents relating to such Loan. The representations and warranties of the preceding sentence shall be effective for a two-year period from the Closing Date. Seller has no knowledge of any bankruptcy or insolvency proceedings instituted or threatened with respect to any obligor or guarantor of the Loans. The non-recourse nature of such Loans is of the essence of this Agreement;

         (f) All Cash (U.S. currency and coin) on hand at the Branches as of the close of business on the Closing Date;

         (g) All of the books and records (or copies thereof) relating to the Branches which (i) are properly maintained in the ordinary course of business at the Branches, (ii) are reasonably required to comply with all applicable laws, regulations, rules and sound business practices, and (iii) are necessary for Buyer's ownership of the Assets and/or Accounts (the "Records"). In the event Buyer requests, after the Closing Date, in writing, that Seller provide to Buyer information contained in the Records which are retained by Seller insofar as they relate to the operations of the Branches, the Assets and/or

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                  Accounts prior to the Closing Date, Seller shall provide such information as soon as reasonably practicable; and

         (h) All right, title and interest of Seller in and to all claims, causes of action, and demands, including warranties against contractors, manufacturers and suppliers relating to the Assets.


SECTION 2.  PURCHASE PRICE

         Buyer shall pay to Seller with respect to the Branches, in the manner specified in Section 4 hereof, a sum equal to 10.40 percent (the "Percentage") of the aggregate total of the Accounts as of the close of business on the Closing Date, excluding accrued interest on such Accounts. The dollar figure which is the product of the Percentage times the aggregate total of the Accounts as of the close of business on the Closing Date (less $720,000 if a special assessment has not been made by the Federal Deposit Insurance Corporation against SAIF-insured Accounts prior to Closing) is herein called the "Purchase Price", which Purchase Price shall be deemed to be a premium paid on and for the Accounts assumed by the Buyer hereunder. All physical Assets associated with the Branches, including certain banking equipment and office equipment listed in Exhibit B, shall be purchased by Buyer at book value according to the financial records of Seller. All commercial, equity line, and installment loans pertaining to the Branches totaling approximately $11 million as further described in Exhibit C shall be purchased by the Buyer at par plus accrued interest thereon unless the Buyer rejects a loan or loans in writing prior to Closing. All mortgage loans pertaining to the Branches, totaling approximately $19 million, will be sold to the Buyer at the following price: 97.518. Buyer shall have until September 6, 1996 to perform due diligence on the mortgage loans and inform Seller of its intent to purchase all or none of said mortgage loans. Buyer shall pay Seller 1.25% of the mortgage loan balances for the related loan servicing. The mortgage loans shall be purchased at the price determined above plus accrued interest thereon. However, Buyer will not buy delinquent interest of more than 90 days. Funding for this loan sale will take place at Closing. If this Agreement is terminated pursuant to Section 12, this entire section shall be null and void.


SECTION 3.  BUYER'S ACCEPTANCE AND ASSUMPTION

         3.1 ACCEPTANCE AND ASSUMPTION. As of the close of business on the Closing Date, Buyer shall:

         (a) DEPOSIT LIABILITIES. Assume and thereafter discharge and pay in full, and perform all obligations and duties incidental thereto (including without limitation the clearance of checks and drafts drawn against the deposit liabilities), all deposit liabilities of every kind and description (including, without limitation, time and demand accounts, certificates of deposit and all other deposit liabilities) of the Branches, together with all interest


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                  accrued thereon through the Closing Date, in accordance with the records of Seller relating to such Branches as of the close of business of the Closing Date (all such deposit liabilities, together with such accrued interest, the "Accounts"), provided, however, that Seller shall retain and Buyer shall not assume any deposit account liabilities with respect to the following:

                  (i)      accounts escheatable during calendar year 1996;

                  (ii)     public funds;

                  (iii)    401(k) funds;

                  (iv) deposit accounts with a negative balance on the Closing Date unless the parties otherwise agree;

                  (v) accounts which are not, in Buyer's estimation, adequately or properly documented.

                  In connection with Individual Retirement Accounts ("IRAs"), Buyer shall assume, in addition to the deposit liability, the plan pertaining thereto and the custodial arrangement in connection therewith;

         (b) SAFETY DEPOSIT BUSINESS. Assume and thereafter faithfully honor and fully and timely perform and discharge all of the duties and obligations of Seller arising from and after the Closing Date with respect to the safety deposit business of the Branches, including, but not limited to, the maintenance of all necessary facilities for the use of safety deposit boxes by the renters thereof during the periods for which such persons have paid rent thereof in advance to Seller; and

         (c) OTHER LIABILITIES. Fully and timely perform and discharge, as the same may be or become due, all additional liabilities and obligations of Seller, if any, including from real estate leases, but only to the extent attributable to the Assets sold, assigned or transferred to Buyer by Seller pursuant to this Agreement and only to the extent arising by reason of Buyer's use or ownership of such Assets from and after the Closing.

         3.2 NOTICE TO CUSTOMERS. Seller shall provide Buyer with an intermediate customer list on the Accounts and safe deposit business to be assumed, together with a set of mailing labels containing such information as Buyer shall specify and data tapes thereof, as of the month-end prior to Buyer's scheduled mailing referred to below. On the date of Closing, Seller shall


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provide a final customer list on the assumed accounts. On such date as the Buyer may reasonably specify (but in no case prior to receipt of all necessary regulatory approvals), Seller shall notify the holders of the Accounts and safe deposit business to be assumed and the Loans to be purchased, if any, that, subject to closing requirements, Buyer will be assuming the duties and liability of the Accounts and safe deposit business or responsibility for the asset being purchased.

The notification will be based on the list and labels referred to in the preceding paragraph and a log maintained at the Branches of new Accounts opened since the date of said list. Seller shall provide Buyer with a copy of said log up to the date of Seller's mailing. Buyer shall send notifications to the same holders five (5) days following Seller's mailing, setting out the details of its administration of the Accounts to be assumed. Each party shall obtain the approval of the other on its notification letter(s) prior to mailing, which approvals shall not be unreasonably withheld or delayed. Holders of deposit Accounts opened following the notifications contemplated above and prior to the Closing will be given a copy of both the Buyer's and Seller's notification letters by Seller at the time the account is opened.

         3.3 DIRECT DEPOSIT ACCOUNTS. Seller will provide to Buyer, within thirty (30) days prior to Closing, a list of its Automated Clearing House ("ACH") entries for electronic transfer accounts domiciled at the Branches. At Closing, Buyer will provide ACH originators with account number conversion tapes or other documentary information necessary to enable such ACH originators to direct transactions to Buyer. Seller shall continue to accept and forward to Buyer ACH entries and corresponding funds and reclamation notices received by Seller from ACH originators for a period of one hundred twenty (120) days following the Closing. Seller shall notify Buyer of receipt of any such ACH funds or reclamation notices on the day of receipt. Buyer shall be responsible for processing and responding to any reclamation requests and shall indemnify and hold harmless Seller from any liability therefore in accordance with Section 11 hereof but only to the extent that there were sufficient funds in the account in question to cover said reclamation request as of the date of Closing. After the one hundred twenty (120)-day period, and following notice to Buyer, Seller may discontinue accepting and forwarding ACH entries and funds and return them to the originators marked "Account Closed." Seller shall not be liable for any account overdrafts which may be thereby created. Commencing sixty (60) days prior to the date of the Closing, Seller may decline to accept requests from customers for new direct deposit or debit arrangements.

         3.4 DATA PROCESSING RESPONSIBILITIES. (a) Seller's sole and exclusive responsibilities concerning the provision of data processing services to or for the Branches after the Closing shall be as set forth in this Section 3.4(a) . Within two (2) weeks following the date of this Agreement, Seller shall provide Buyer with applicable product functions and specifications relating to the data processing support required for the Loans and Accounts (and safety deposit business if such data processing support currently is provided with respect to such business) maintained at the Branches and to be transferred to Buyer hereunder (such Loans and Accounts and safety deposit business, if applicable, hereinafter called the "Purchased Accounts"). No later than two (2) weeks after the date of this Agreement, Seller shall provide to Buyer file formats relating to the Purchased Accounts. No later than four (4) weeks after the date of this


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Agreement, Seller shall provide to Buyer test tapes relating to the Purchased
Accounts formatted as defined by the file formats previously delivered. The data files defined by the file formats shall be extracts of current master files as they exist on the Seller's system. The number of files to be produced by Seller shall be three (3) versions of test file tapes (frequency not to be less than two (2) week intervals) and one (1) version of the production/divestiture file tapes and one (1) backup copy.

         As early as practicable on the day following the day on which the Closing occurs, Seller shall deliver to Buyer the production/divestiture file tapes and a trial balance of records of account containing the pertinent data and descriptive information relating to the Purchased Accounts which is then available to Seller and containing the ATM customer file via a paper listing or electronic media; Seller warrants and represents that the information contained on such tapes is accurate and correct in all material respects as of the time given. Seller shall have no responsibility for the difference, if any, between its methods of accrual of interest or other amounts payable with respect to Purchased Accounts and Buyer's methods of accrual of interest and other amounts payable with respect to deposit, loan, and safety deposit accounts and business.

         (b) Prior to the Closing Date, Seller shall cooperate with Buyer, at Buyer's expense and at no expense to Seller, in making Branch Employees available at reasonable times for whatever program of training Buyer deems advisable; provided, however, the Buyer shall conduct such training program in a manner that does not materially interfere with or prevent the performance of the normal duties and activities of such Branch Employees.

         (c) During the period following receipt of all necessary regulatory approvals for the transaction until Closing Date, but at least twenty-five (25) days prior to the Closing Date, Seller shall cooperate with and permit Buyer , at Buyer's option and expense and at no expense to Seller, to make provision for the installation of teller equipment in the Branches; provided, however, that Buyer shall arrange for the installation of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operation of Seller or the Branches. An Employee of FirstMerit shall be on-site during this terminal installation to provide assurance that the existing Branch network configuration is still functional.

         (d) Seller shall cooperate with Buyer in securing proper documentation of change in custodian for any IRAs which are included in the Accounts of the Branches.

         (e) At Seller's costs, Seller shall issue, as of the Closing Date, standard account statements for each statement savings, NOW, and checking account included in the Accounts. Passbook transaction information that has not been posted to a passbook will be passed by Seller to Buyer via paper report listings or magnetic tape. Buyer shall be responsible for posting on passbooks the transactions reflected on such paper report listings or magnetic tape for passbook accounts.

         3.5 NOW AND CHECKING ACCOUNTS. Within seven (7) days prior to the Closing, Buyer shall provide to holders of accounts which may be accessed by negotiable orders of withdrawal


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("NOWs") or checks, new NOWs or checks, as the case may be, MICR encoded with
Buyer's routing and transit numbers and Buyer's identification number. Seller shall batch and deliver to Buyer NOWs and checks received by it drawn on assumed accounts within the time prescribed by law for a period of ninety (90) days following the Closing. Buyer shall pay in accordance with the law and customary banking practices all properly drawn and presented checks, drafts, debits and withdrawal orders presented to Buyer by mail, over-the-counter, through electronic media, or through the check clearing system of the banking industry, by depositors of the Accounts assumed by the Buyer hereunder, whether drawn on checks, drafts, or withdrawal order forms provided by Seller or Buyer; and in all other respects discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose Accounts are assumed by the Buyer hereunder. Seller shall give Buyer a daily accounting of debits and Buyer shall indemnify Seller from and against any claims resulting from a return of items not in accordance with the requirements of the Uniform Commercial Code or Regulation CC to its clearing account. Buyer shall immediately reimburse Seller for such debits. After the ninety (90)-day period, Seller shall return these items marked "Refer to Maker." Buyer shall indemnify and hold harmless Seller for any claim of wrongful dishonor based on such returns.

         3.6 INTEREST REPORTING. With respect to the reporting requirements of federal and state tax laws, Seller shall report from January 1, 1996, through the Closing Date, and Buyer shall report from the day after the Closing Date through the end of the calendar year all interest credited to, interest withheld from and early withdrawal penalties charged to accounts domiciled at the Branches and assumed by Buyer pursuant to this Agreement. Said reports shall be made to the holders of these accounts and to the applicable federal and state taxing and/or regulatory authorities. No later than the date of Closing, Seller shall provide Buyer with a certification of tax identification numbers (TIN) for each Account and, to the extent that a TIN is not delivered or is inaccurate, Seller shall indemnify Buyer for any loss, cost or penalty incurred as a result thereof.

         3.7 RETIREMENT ACCOUNTS. The parties acknowledge that Seller is acting as custodian and holds certain of the deposits for participants in IRAs and Keogh Accounts ("Retirement Accounts") and that Buyer desires to act as custodian thereof from and after the Closing Date, to the extent permitted under the applicable custodial agreements. The parties shall confer and determine at least thirty (30) days prior to the Closing Date which, if any, of the Retirement Accounts cannot be transferred to Buyer under this Agreement. Seller shall be responsible for federal and state income tax reporting of Retirement Accounts accepted by Buyer from January 1, 1996, through the Closing Date. Buyer shall be responsible for all federal and state income tax reporting commencing on the day after the Closing Date for the Retirement Accounts assumed by Buyer through the end of the calendar year. Seller shall deliver to Buyer all Records from January 1, 1996, through the Closing Date pertaining to the Retirement Accounts assumed hereunder. In connection with Retirement Accounts, Buyer shall assume, in addition to the deposit liability, the plan pertaining thereto and the custodial arrangement in connection therewith.

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         3.8      OTHER LIABILITIES. Buyer shall assume only those liabilities and obligations of the Seller that are provided for in this Agreement. This Agreement shall not be construed as creating rights or remedies against the Buyer by third parties other than with respect to those liabilities and obligations assumed hereunder.

         3.9 BACK-UP WITHHOLDING. Any amounts required by any governmental agencies to be withheld from any of the deposits (the "Withholding Obligations") will be handled as follows:

         (a) Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to the Closing will be withheld and remitted by Seller and Seller shall provide Buyer with satisfactory evidence thereof at Closing;

         (b) At the Closing, Seller will remit to Buyer all sums withheld by Seller pursuant to Withholding Obligations together with satisfactory detail thereof which funds are or may be required to be remitted to governmental agencies on or after the Closing Date. Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Closing will be remitted by Buyer. Buyer and Seller shall mutually indemnify and hold harmless the other from and against any claim relating to Withholding Obligations which is the responsibility of the other hereunder.

         3.10 OVERDRAFTS. Any overdrafts approved on the Closing Date with respect to the ledger date for the immediately preceding day and thereafter will be the responsibility and risk of the Buyer, since Buyer's criteria for approving or rejecting overdrafts will be put in effect on the day before the Closing Date. All overdrafts approved before the Closing Date will be the responsibility and risk of Seller.

         3.11 SPECIAL SAIF ASSESSMENT. Buyer shall assume and pay in full any assessment made by the Federal Deposit Insurance Corporation against SAIF-insured deposits being assumed hereunder which is in addition to the current rate of assessment, if such extra assessment occurs on or after the Closing Date, without regard to the calculation date. If such assessment is made prior to the Closing Date, Seller shall be liable for such assessment.

SECTION 4.  TRANSFER OF ASSETS

         4.1 THE CLOSING. Subject to the provisions of Sections 10 and 12 of this Agreement, the consummation of the transactions provided for herein (the "Closing") shall take place no later than December 6, 1996 (the "Closing Date"), or on such other date and at such other time as the parties may agree. The Closing shall take place at such location as the parties may agree.


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         4.2      MANNER OF PAYMENT. Subject to the terms and conditions hereof, the Seller shall pay Buyer in cash the net amount calculated on the Settlement Statement provided for in Subsection 4.4 hereof. Payment shall be made on the first business day following the Closing Date by wire transfer of immediately available funds to an account to be designated by the Buyer. Seller shall pay per diem interest on the net amount due Buyer commencing with the day after the Closing Date and continuing through the day prior to Buyer's receipt of funds, at a rate equal to the average weighted cost of deposits at the Branches on the Closing Date.

         4.3 ALLOCATION OF CERTAIN INCOME AND EXPENSE ITEMS. All interest payable on Accounts and interest accrued and unpaid on the Loans shall be calculated as of midnight on the day preceding the Closing Date. All utilities, real estate taxes, assessments and other expenses directly related to the Branch shall be prorated as of midnight on the day preceding the Closing Date. Seller shall pay the following charges: all costs and expenses associated with title insurance including premiums and examination charges on the real property; deed preparation and conveyance fee. Seller shall also provide and pay for a location survey of the Branch premises currently owned by Seller. Buyer shall pay the costs of any environmental survey it elects to conduct. Buyer shall reimburse Seller in full for all prepayments made by Seller (including security deposits) with respect to any such item unless such prepayment will be returned to Seller. All rents under the safe deposit box leases shall be prorated between Buyer and Seller by allocating to Buyer an amount equal to one-half of the aggregate of all such rents in the most recent twelve (12)-month period preceding the Closing Date. All prorations shall be paid on the day following the Closing Date; provided, however, that in the event any prorations cannot be calculated on the Closing Date, a post-closing adjustment shall be made in the manner specified ln
Section 7.1.


         4.4 CLOSING SETTLEMENT STATEMENT. For each Branch, Seller shall prepare and deliver to Buyer on the first business day following the Closing Date a Settlement Statement supported by appropriate Exhibits (substantially in the form of the statement attached hereof, as Exhibit D) to show the computations of the net settlement amount, which is to be paid by wire transfer from Seller to the credit of an account designated by Buyer. The Settlement Statement will be signed by Buyer and by Seller to indicate their acceptance of such computations, and copies will thereafter be retained by both parties to evidence the settlement sum paid.

         4.5 INSPECTION OF BRANCHES. Buyer will inspect the Assets and the Records prior to the Closing Date at its expense and at such times and in such manner as is reasonably acceptable to Seller. On or before the last day of this inspection period, Buyer shall give written notice to Seller of any defects or problems with the Assets and the Records. Seller shall have thirty (30) days from the receipt of a notice from Buyer to remedy any defects or problems to the reasonable satisfaction of Buyer. Failure of Seller to so remedy any material defect within that period shall give Buyer the right to exclude any Accounts to which the defective Records relate from the assumption contemplated by Section
3.1 hereof and to exclude the defective Assets, as appropriate, from the transfer contemplated by Section 1 hereof, and to adjust the Purchase Price accordingly.






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SECTION 5.  SELLER'S EMPLOYEES AT BRANCH

5.1      EMPLOYMENT OF EXISTING BRANCH EMPLOYEES.

         It is Buyer's intent, to the extent possible, to hire as many Branch employees ("Employees") of Seller that it considers necessary to staff the Branches. However, Buyer shall have no obligation to hire any of the Employees. Buyer will interview all Employees it wishes to consider for employment, and will make known its hiring decisions by the Closing Date.

         For any Employee not hired by Buyer, Seller will pay such Employee severance in accordance with its policy. All such Employees will also be entitled to any other benefits, if any, required by law.

         All Employees not hired by Buyer shall be given first consideration by Buyer for any employment openings subsequently arising at Buyer. However, Buyer shall not have any obligation to hire such Employees. If Buyer subsequently hires any Employee while such Employee is receiving severance payments from Seller, Buyer will immediately notify Seller of such hire, and Seller will terminate any subsequent severance payments to that Employee.



5.2      TERMS OF EMPLOYMENT.

         All Employees hired by Buyer at Closing shall be credited for years of service under the employment of Seller for purposes of determining eligibility only, with respect to all employee benefits (including, but not limited to, medical/dental coverage, 401(k) plan, and vacation benefits), and for the purpose of determining vesting rights under Buyer's pension plan. All such Employees shall be immediately eligible, on the Closing Date, to participate in Buyer's employee benefits as if they had been employed by Buyer since their hire date with Seller, subject to the entry dates for the 401(k) plan.

         If during the first 180 days after Closing, any Employee hired by Buyer is terminated for any reason other than "for cause", Buyer agrees to pay such Employee severance calculated as follows: Two weeks salary (net of required taxes) for each year of service (including time employed by Buyer) up to a maximum separation benefit equal to twenty-six (26) weeks of salary. Employees employed full-time by Seller and Buyer combined for less than one full year that are terminated during this 180-day period for reasons other than "for cause" shall receive two weeks' salary as severance. All such Employees will also be entitled to any other benefits, if any, required by law. However, notwithstanding the above, if Buyer is unable to gain regulatory approval of its Branch consolidation plan prior to Closing, Buyer shall provide a list to Seller of the Employees who will only be needed on a temporary basis by the Buyer, and upon any termination of any such Employees during the 100-day period after Closing, Seller shall pay severance in accordance with its policy.



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SECTION 6.  CONDUCT OF BUSINESS PRIOR TO CLOSING

         Between the date of this Agreement and the Closing, and without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, Seller shall not:

         (a) Engage in any transaction related to the Branches, except in the ordinary course of business;

         (b) Change any of its deposit account practices at the Branches, except as required by changes in applicable law or industrywide practice;

         (c) Take any action that would materially affect Buyer's rights hereunder or the assets to be acquired or liabilities to be assumed hereunder;

         (d) Take any action to amend or otherwise adjust a contract to be assumed without Buyer's consent;

         (e)      Materially change its deposit pricing policy at the Branches;

         (f) Materially amend any Loan being purchased without Buyer's consent.

Seller shall use its best efforts to maintain records in the usual manner, and preserve the present relationships with all customers of the Branches.


SECTION 7.  POST-CLOSING ADJUSTMENTS

         7.1 GENERAL. The parties hereto acknowledge that certain amounts referred to herein may not be finally determinable until after the Closing as a result of the processing of NOWs and checks, loan payments and other transactions on or shortly before the Closing Date and other activity occurring in the operation of the Branches. The parties shall cooperate in the prompt determination and settlement of such amounts within thirty-five (35) days after the Closing Date in the manner consistent with the terms of this Agreement.

         7.2 RETURNED ITEMS. As a part of the post-Closing adjustments, and with respect to the Accounts, Buyer shall pay Seller the aggregate amount of all items accepted by Seller for deposit or cashed against Customers' accounts prior to the Closing and which are subsequently returned unpaid; provided, however, that if Seller shall fail to make or properly reflect in the information provided to Buyer any provisional credit or hold on any such account in respect of uncollected funds represented by any such item, Buyer's obligations under this subsection in respect of such items shall be limited to the amount of collected funds in the account. With respect to any item, if (a) the Buyer cannot recover from the accountholder an amount otherwise payable to the Seller pursuant to this paragraph, and (b) the Buyer has not permitted withdrawals prior to the expiration of the period of time such deposits are not available for withdrawal as previously determined by Seller and communicated to Buyer at Closing, then Buyer shall not be obligated to reimburse Seller for such item hereunder.

         7.3 PAYMENT. Post-Closing adjustments shall be paid daily by wire transfer of immediately available funds to an account to be designated by the party due payments hereunder.


SECTION 8.  PUBLIC ANNOUNCEMENTS

         The parties agree that any written or oral public announcement of this purchase in addition to those notices provided for in Section 3 of this Agreement shall be made only upon the consent of both parties, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing in this Section 8 shall be deemed to prohibit any party hereto from making any press release which its legal counsel deems necessary in order to fulfill such party's disclosure obligations imposed by law.

SECTION 9.  REPRESENTATIONS AND WARRANTIES

         9.1 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

         (a) ORGANIZATION AND AUTHORITY. Buyer is an Ohio corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, with full power and authority to carry on its business as now being conducted and to own and operate the properties which it now owns and operates. The execution, delivery and performance by Buyer of this Agreement are within Buyer's corporate power, have been duly authorized by all necessary corporate action and do not contravene or constitute a default under any provision of applicable law or regulations or of Buyer's charter or by-laws or any judgment, injunction, order, decree, material agreement or material instrument binding upon Buyer and this Agreement is a valid and binding obligation of Buyer. Buyer is, and shall remain through the Closing Date, an insured institution, as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

         (b) LITIGATION. There is no action, suit or proceeding pending against Buyer, or to the knowledge of Buyer, threatened against or affecting Buyer, before any court or arbitrator or any governmental body, agency or official which could materially adversely affect the ability of Buyer to perform its obligations under this Agreement or which in any manner questions the validity of this Agreement.

         (c) GOVERNMENTAL NOTICES. Buyer has not received any notice from any federal, state or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

         (d) REGULATORY APPROVALS. The information furnished or to be furnished by Buyer to Seller for the purpose of enabling Seller to complete and file applications, if any, with appropriate regulators is or will be true and complete as of the date so furnished.

         (e) CONSENTS. Buyer has or will obtain prior to the Closing Date all consents, approvals or authorizations of all governmental authorities or agencies required for the execution, delivery and performance by it of this Agreement and the consummation by it of any transactions contemplated hereby.

         (f) NO BROKER'S OR FINDER'S FEES. No agent, broker, investment banker, person or firm acting on behalf of or under authority of Buyer or any of its affiliates is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated herein.

         9.2 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

         (a) ORGANIZATION AND AUTHORITY. Seller is a commercial bank duly organized, validly existing, and in good standing under the laws of the United States. The execution, delivery and performance by Seller of this Agreement are within Seller's corporate power, have been duly authorized by all necessary corporate action and do not contravene or constitute a default under any provision of applicable law or regulation of the charter or by-laws of Seller or any judgment, injunction, order, decree, material agreement or material instrument binding upon Seller or affecting any of the assets to be transferred hereby and this Agreement is a valid and binding obligation of Seller. Seller is and shall remain through the Closing Date, an insured bank, as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

         (b) COMPLIANCE WITH LAW. Seller holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business at the Branches, and has not violated, and is not in violation of, any applicable statutes, laws, ordinances, rules, and regulations of all federal, state, and local governmental authorities having jurisdiction over the Branches or over any part of its operations.

         (c) LITIGATION. There is no action, suit or proceeding pending against Seller, or to the knowledge of Seller threatened against or affecting Seller, before any court or arbitrator or any governmental body, agency or official which could materially adversely affect the ability of Seller to perform its obligations under this Agreement, which impacts the Seller's Richland County assets or the operations of the Branches, or which in any manner questions the validity of this Agreement.

         (d) TITLE TO ASSETS. Seller is the lawful owner of and has good and marketable title to the Assets to be conveyed hereunder, free and clear of all encumbrances, except for Permitted Exceptions as to the real estate conveyed. "Permitted Exceptions" shall mean (1) those standard printed exceptions appearing as Schedule B items in a standard ALTA owner's policy; (2) statutory liens for current taxes or assessments not yet due, or if due not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings; and (3) such other liens, imperfections in title, charges, easements, restrictions, and encumbrances which, individually and in the aggregate, are not substantial in amount and do not materially detract from the value of the property.

         (e) GOVERNMENTAL NOTICES. Seller has received no notice from any federal, state or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

         (f) REGULATORY APPROVALS. The information furnished or to be furnished by Seller to Buyer for the purpose of enabling Buyer to complete and file applications with the appropriate regulators is or will be true and complete as of the date so furnished.

         (g) CONSENTS. Seller has or will obtain prior to the Closing Date all consents, approvals and authorizations of all governmental authorities or agencies required for the execution, delivery and performance by Seller of this Agreement and the consummation by it of any transactions contemplated hereby.

         (h) NO BROKER'S OR FINDER'S FEES. No agent, broker, investment banker, person or firm acting on behalf of or under authority of Seller or any of its affiliates is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated herein.

         (i)      CONDITION OF REAL PROPERTY. As of the date of this Agreement:
                  (1) Seller has received no notice of any pending or threatened condemnation proceeding against the Branches; (2) Seller has not entered into any agreement regarding the Branches which would bind Buyer or materially affect Buyer's use and enjoyment of the Branches; and (3) Seller has not received any notice of any uncorrected violations of building codes relating to the Branches.


SECTION 10.  CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

         10.1 CONDITIONS TO THE OBLIGATIONS OF THE BUYER. The obligations of Buyer hereunder are subject to the satisfaction or waiver on or before Closing Date of the following conditions:

         (a) FORM OF TRANSFER INSTRUMENTS. The validity of the form, substance and legal enforceability of all instruments of transfer and other documentation hereunder shall be subject to the reasonable approval of Buyer and its counsel and shall have been duly authorized by all necessary corporate action of Seller.

         (b) PERFORMANCE OF SELLER'S OBLIGATIONS. Seller shall have complied with all of its obligations and covenants hereunder and the representations and warranties of Seller hereunder shall continue to be true and correct as of Closing.

         (c) ACCESS TO INFORMATION. Seller shall have permitted Buyer, and its respective authorized representatives and agents, to have reasonable access, after the execution hereof, to all Records of Seller related to the assets and liabilities to be transferred pursuant to this Agreement.

         (d) ABSENCE OF LITIGATION. No action or proceeding shall have been instituted or threatened on or before the Closing Date pertaining to the transactions contemplated hereby or otherwise, the result of which could be materially adverse to the assumption, service and operation by Buyer of the liabilities assumed and the assets purchased hereunder.

         (e) APPLICATION FOR REGULATORY APPROVAL(S). To the extent that applicable laws or regulations require Seller so to act, Seller shall have made application within fifteen (15) calendar days following the mutual execution of this Agreement for all regulatory approval(s) necessary to validly consummate the transactions contemplated by this Agreement.

         (f) REGULATORY APPROVALS. Buyer and Seller shall have obtained all necessary regulatory approvals of the transaction contemplated hereby and all applicable waiting periods shall have passed.

         (g) INSURANCE PROCEEDS AND CONDEMNATION PAYMENTS. In the event of any damage, destruction or condemnation, between the date hereof and the time of the Closing, of any property included in the Assets sold, transferred and assigned to Buyer hereunder, Seller shall have delivered to Buyer funds in an amount equal to the amount of proceeds from such condemnation or the cost of repairing, replacing or restoring the damaged or destroyed property to substantially the same condition prior to such damage or destruction, whether from insurance proceeds or otherwise together with a valid assignment of all of Seller's rights and claims against any third party by reason thereof. In the case of damage or destruction, Seller shall have the option to diligently proceed to restore, repair or replace the damaged or destroyed property so as to place such property in a condition, or provide replacements therefor, substantially the same as that prior to the damage or destruction.

         (h) OTHER AGREEMENTS. Seller shall have executed and delivered to the Buyer each of the following agreements relative to each
                  Branch:

                  (1) Warranty deeds transferring the owned Branch premises from Seller to Buyer;

                  (2) The Bill of Sale in substantially the form of Exhibit E attached hereto (the "Bill of Sale");

                  (3) The Assignment and Assumption of IRAs and Keoghs in substantially the form of Exhibit F attached hereto (the "Assignment and Assumption of IRAs and Keoghs"); and

                  (4) The Instrument of Assignment and Assumption in substantially the form of Exhibit G attached hereto (the "Instrument of Assignment and Assumption").

                  (5) The Assignments of Leases in substantially the form of Exhibit H attached hereto (the "Assignment of Lease")

         (i) Seller's Board shall have taken all corporate action necessary to effectuate this Agreement and Seller shall furnish Buyer with a certified copy of such resolution adopted by the Board of Directors evidencing the same.

         10.2 CONDITIONS TO THE OBLIGATIONS OF THE SELLER. The obligations of Seller hereunder are subject to the satisfaction on or before the Closing Date of the following conditions:

         (a) ABSENCE OF LITIGATION. No action or proceeding shall have been instituted or threatened on or before the Closing Date pertaining to the transactions contemplated hereby.

         (b) APPLICATION FOR REGULATORY APPROVAL(S). Buyer shall have made application within fifteen (15) calendar days following the mutual execution of this Agreement for all regulatory approval(s) necessary to validly consummate the transactions contemplated by this Agreement.

         (c) REGULATORY APPROVALS. Buyer and Seller shall have obtained all necessary regulatory approvals of the transaction contemplated hereby and all applicable waiting periods shall have passed.

         (d) PERFORMANCE OF BUYER'S OBLIGATIONS. Buyer shall have complied with all of its obligations and covenants hereunder and the representations and warranties of Buyer hereunder shall continue to be true and correct as of the Closing Date.

         (e) Other Agreements. Buyer shall have executed each of the following agreements to which it is a party:

                  (1)      The Assignment and Assumption of IRAs and Keoghs; and

                  (2)      The Instrument of Assignment and Assumption.

         (f) Buyer's Board shall have taken all corporate action necessary to effectuate this Agreement and Buyer shall furnish Seller with a certified copy of such resolution adopted by the Board of Directors evidencing the same.


SECTION 11.  INDEMNIFICATION

         11.1 INDEMNIFICATION BY THE SELLER. From and after the Closing, Seller shall defend, indemnify and hold harmless Buyer for any claim, losses, liabilities, demands and obligations (including reasonable attorneys fees and expenses) asserted by any third party arising out of the acts or omissions of Seller, its officers and employees, related to the deposit accounts or contracts assumed by Buyer under this Agreement, or the assets transferred to Buyer by Seller as set forth in Section 1 or the operation of the Branches, where the act or omission giving rise to the claim occurred prior to the Closing Date or in connection with the performance by Seller of any of its post-Closing obligations under this Agreement.

         11.2 INDEMNIFICATION BY THE BUYER. From and after the Closing, Buyer shall defend, indemnify and hold harmless Seller for any claim, losses, liabilities, demands and obligations (including reasonable attorneys fees and expenses) asserted by any third party arising out of the acts or omissions of Buyer, its officers and employees, related to the deposit accounts or contracts assumed by Buyer under this Agreement, or the assets transferred to Buyer by Seller as set forth in Section 1 or the operation of the Branches, where the act or omission giving rise to the claim occurred on or subsequent to the Closing Date or in connection with the performance by Buyer of its post-Closing obligations under this Agreement.

         11.3 NOTICE OF CLAIMS AND ASSUMPTIONS OF DEFENSE. With respect to any claim for indemnification under this Agreement, the indemnified party shall supply the indemnifying party with notice of any loss, damage or claim which if true could result in loss or damage subject to indemnification hereunder. All notices required by the preceding sentence shall be given as soon as possible but in no event later than fourteen (14) days of the receipt by the indemnified party of any such process or pleadings or any written notice of the assertion of any such claims, demands, losses or liabilities. The indemnifying party shall have the right to pay, settle or compromise any such claim. If the indemnifying party litigates the claim, the indemnifying party shall pay all costs of litigating the claim and any awards or judgments related to the claim which resulted from actions or inactions for which it is obligated to indemnify the indemnified party under this Agreement. If the indemnifying party fails to defend the indemnified party, or fails to pay, settle or compromise the claim within a reasonable period of time after notice, then the indemnified party shall be entitled to pay, settle or compromise the claim, or pay any award or judgment (after giving the indemnifying party notice of its intention to do so) and the indemnified party shall be entitled to receive reimbursement therefor from the indemnifying party upon demand, including costs of litigation and reasonable attorney's fees (whether the matter is litigated, settled or compromised). The obligations of each party to indemnify any other party shall not apply to any notice supplied by the indemnified party to the indemnifying party after three (3) years from the date hereof.

         11.4 FINDER'S FEES. Each party shall defend and indemnify the other party against claims for brokerage fees, finder's fees, commissions or other similar fees of compensation (and related expenses) incurred by such party in connection with this Agreement or the transactions contemplated hereby.


SECTION 12.  TERMINATION

         This Agreement shall terminate and be of no further force or effect between the parties hereto, and the parties shall be released from all further obligations hereunder (except with respect to any liability for breach of any duty or obligation arising prior to the date of termination), upon the occurrence of any of the following:

         (a) Termination by mutual agreement as evidenced by a writing executed by the parties;

         (b) Upon the expiration of thirty (30) days after the State or the OCC or any other governmental agency issues a decision denying or refusing to grant the approvals or consents required to be obtained pursuant to this Agreement, unless within said thirty (30)-day period, Seller and Buyer agree to submit an application to or appeal the decision of the regulatory authority which has denied or refused to grant said approval;

         (c) Immediately upon the expiration of thirty (30) days from the date that either party hereto has given notice to the other party hereto of the other party's breach or misrepresentation of any condition, warranty, representation or covenant herein; provided, however, that no such termination shall take effect if within said thirty (30)-day period the party so notified shall have fully and completely corrected the ground for termination as specified in the aforementioned notice; or

         (d) Upon failure to consummate the transaction provided for herein prior to December 6, 1996, unless such time is extended by mutual agreement of the parties.

Nothing contained in this Section 12 shall be construed to permit either party hereto to terminate this Agreement due to its default or the immaterial default of the other party, and no termination hereunder shall relieve either party from any liability for its own breach of this Agreement.


SECTION 13.  NOTICES

         Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person, by facsimile transmission or if sent by registered or certified mail, postage prepaid, addressed as follows:


If to Seller:                            With a copy to:

Peoples National Bank                    FirstMerit Corporation
121 North Market Street                  III Cascade Plaza
Wooster, Ohio 44691                      Akron, Ohio 44308
Attn: Carrie Tolstedt                    Attn: Gene Gottfried
      President & Chief
            Executive Officer


and, if to Buyer:

Richland Trust Company                   Park National Corporation
3 North Main Street                      50 North Third Street
Post Office Box 355                      P. O. Box 3500

Mansfield, Ohio 44901-0355               Newark, Ohio 43058-3500
Attn:  William P. Jilek                  Attn: William T. McConnell
           President                       Chairman


                                         Park National Corporation
                                         21 S. First Street
                                         P. O. Box 3500
                                         Newark, Ohio 43058-3500
                                         Attn:  David C. Bowers
                                                Secretary


or to such other address as may be furnished in writing by either party to the other for such purpose. Such notice or communication shall be deemed to have been given as of three (3) business days after the date so mailed, or if delivered in person or by facsimile, when so delivered.




SECTION 14.  MISCELLANEOUS PROVISIONS

         14.1 GOVERNING LAW. This Agreement is being delivered and is intended to be performed in the State of Ohio and shall be construed and enforced in accordance with the laws of such state.

         14.2 SUCCESSORS AND ASSIGNS. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns, but this Agreement may not be assigned by either party without the prior written consent of the other.

         14.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         14.4 FURTHER ASSURANCES. Each of the parties hereto agrees to use its best efforts to obtain and will cooperate with the other in obtaining all approvals, consents and permissions required to be obtained by the terms hereof and to cause the satisfaction of all other conditions or its obligations. Seller and Buyer agree to execute and deliver any and all instruments, agreements and the documents reasonably necessary to effect the transactions contemplated by this Agreement.

         14.5 EXPENSES. Except as expressly provided in this Agreement, each party hereto shall pay its own expenses. Buyer shall pay all sales taxes, if any, which may be assessed as a result of the sale of the Branches pursuant to this Agreement. The provisions of this Section are of the essence and shall survive the termination of this Agreement.

         14.6 CONFIDENTIALITY. Except to the extent disclosure may be required by law, Buyer will maintain the confidentiality of all information obtained from Seller which is not publicly available and will use such information only for purposes reasonably related to the performance of this Agreement and the consummation of the transactions contemplated hereby. The covenants of Buyer contained in this Section 14.6 are of the essence and shall survive any termination of this Agreement, but shall terminate at the Closing if it occurs, with respect to any information that is limited solely to the activities and transactions of the Branches; provided, however, that Buyer shall not be deemed to have violated covenants set forth in this Section 14.6 if Buyer shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court of competent jurisdiction or agency of government.

         14.7 COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, letters of intent and understandings of the parties concerning this subject matter and not incorporated herein. All schedules, exhibits and appendices to this Agreement are incorporated into this Agreement by reference and are made a part thereof.

         14.8 AMENDMENTS; WAIVERS. No modification of this Agreement shall be binding unless contained in a writing executed by Seller and Buyer. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall any such waiver constitute a continuing waiver.

         14.9 SEVERABILITY. In the event that any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

         14.10 HEADINGS. Section and paragraph headings are for convenience of reference only, and are not intended to be full or accurate descriptions of the contents of any section or paragraph.

         14.11 INFORMATION AFTER CLOSING. For a period of seven (7) years following the Closing, Seller and Buyer mutually agree to provide each other, upon written request, with reasonable access to, or copies of, information and records relating to the Branches, including, without limitation, customer files which are in the possession or control of Buyer or Seller reasonably necessary to permit Seller or Buyer or any of their subsidiaries or affiliates to comply with or contest any applicable legal, tax, banking, accounting, or regulatory policies or requirements, any legal or regulatory proceedings or inquiries by customers.

         14.12 SURVIVAL OF COVENANTS; REPRESENTATIONS AND WARRANTIES. The respective covenants, representations and warranties of Seller and Buyer contained or referred to in this Agreement or any Certificate, Schedule, exhibit or other instrument delivered or to be delivered pursuant to this Agreement shall survive the Closing without limitation as to time.

         14.13 RESTRICTION ON NEW BRANCHES. Neither Seller nor any of its existing affiliates shall open a new deposit taking office or loan origination office within Richland County for a period of five (5) years from the date of this Agreement. For a period of one (1) year following the Closing Date, Seller will not solicit any resident of Richland County to induce such person to shift its deposit, loan or other banking business to Seller; provided, however, that the foregoing shall not restrict, in any manner, (a) general media or other advertising not directed at a specific customer or (b) accepting a customer of the Branch who has requested a banking relationship for any reason other than the solicitation prohibited by the first clause of this Paragraph. It is expressly agreed that the foregoing restriction shall not prohibit Seller or any of its affiliates from acquiring, purchasing or merging with another financial institution or financial services company located within, having offices within or doing business within Richland County or continuing to maintain customer relationships that may exist with customers of other Peoples National Bank offices or FirstMerit affiliates that happen to live in Richland County. This Agreement does not prohibit any FirstMerit affiliates from participating in loans where either the collateral is located or the borrower resides or the originating lender has a presence in Richland County.


SECTION 15.  REGULATORY APPROVALS

         Buyer shall deliver to Seller copies of all applications, filings and registrations with any federal or state regulatory authority, and all supplements and amendments thereto, except for any confidential information contained therein at the sole discretion of Buyer, promptly upon the delivery of same to such authority. Buyer shall deliver to Seller promptly on receipt all material comments, requests for additional information and other correspondence relating to such applications, filings and registrations promptly on receipt. Buyer shall notify Seller of the receipt of all regulatory approvals and consents by telephone as soon as practical, but no later than three (3) business days following receipt by Buyer of written notice of such approvals and consents and shall promptly deliver copies of such consent or approval to Seller.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                         RICHLAND TRUST COMPANY

                                         By: William P. Jilek
                                              ------------------------------

                                         Title: President & C.E.O.
                                                ----------------------------

                                         PEOPLES NATIONAL BANK

                                         By:  Carrie Tolstedt
                                              ------------------------------

                                         Title: President & CEO
                                                ----------------------------

                               List of Exhibits to
                       Purchase and Assumption Agreement,
                         dated August 28, 1996, between
                Richland Trust Company and Peoples National Bank
                ------------------------------------------------


    Exhibit                                       Description
    -------                                       -----------
     A                                            Copies of Leases
     B 1-5                                        Description of Assets by Branch
     C                                            Loans
     D                                            Closing Settlement Statement
     E                                            Bill of Sale
     F                                            Assignment and Assumption of IRAs and KEOGHs
     G                                            Instrument of Assumption of Certain Liabilities
     H                                            Lease Assignments

The above-described Exhibits are not being filed herewith. Park National Corporation agrees to furnish supplementally a copy of any omitted Exhibit to the Securities and Exchange Commission upon request.


                                     -113-